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Safeway Completes Sale of Canadian Operations to Sobeys

PLEASANTON, Calif. — November 4, 2013 — Safeway Inc. (NYSE: SWY) today announced that it has completed the sale of the net assets of Canada Safeway ULC (formerly Canada Safeway Limited) to Sobeys Inc., a wholly-owned subsidiary of Empire Company Limited, in accordance with the asset purchase agreement announced on June 12, 2013 and the consent agreement with the Competition Bureau announced on October 22, 2013.

“We are pleased to have completed the sale of our Canadian operations to Sobeys,” said Robert Edwards, President and CEO. “We believe this represents a significant contribution to shareholder value.”

Proceeds from the transaction of C$5.8 billion in cash (approximately C$4.0 billion after taxes and expenses) and $400-$450 million in U.S. tax benefits related to the exit of the Chicago market will be used to pay down $2.0 billion of debt, with the majority of the remainder to be used to buy back stock. In addition, some of the proceeds may be used to invest in growth opportunities.

ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales.  The company operates 1,406 stores in the United States which had annual sales of $37.5 billion in 2012.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the estimated proceeds from the transaction after taxes and expenses and the intended use of such proceeds. Forward-looking statements are indicated by words or phrases such as "believes," "expects," "anticipates," "estimates," "plans," "continuing," "ongoing," and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the ability to use proceeds as described in this press release. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.